EXHIBIT 99.1

HUTTIG BUILDING PRODUCTS COMPLETES ACQUISITION OF TEXAS

WHOLESALE

Also Announces Divestiture of Remaining One-Step Operations and Updates 2004 Guidance

St. Louis, MO, January 13, 2005 – Huttig Building Products, Inc. (NYSE: HBP), one of the nation’s largest distributors of both millwork and building materials for residential construction, repair and remodeling, announced today that it has completed the acquisition of Texas Wholesale Building Materials of Dallas, TX, for $15.0 million in cash and the assumption of certain liabilities.

The Texas acquisition represents Huttig’s first full line distribution operation in the strategically important state of Texas. The Company expects the Texas Wholesale business to generate $90-$100 million in sales in 2005 and is expected to contribute net income of $0.06 to $0.08 per diluted share. Huttig also expects it will be able to further grow sales throughout the Texas market by penetrating its national accounts customer base and offering a broader and deeper inventory selection, and expand margins through enhancing operating efficiencies of the Texas Wholesale business.

“The Texas market is a key part of Huttig’s strategic growth initiative. Our entry into this market allows us to increase its residential market opportunity by over 150,000 annual housing starts and increase our coverage to over 80% of the U.S. housing market,” said Michael A. Lupo, Huttig’s President and Chief Executive Officer. “We welcome Texas Wholesale into the Huttig family and look forward to providing even greater levels of service to Texas Wholesale’s existing customers, as well as our own national accounts with operations in Texas.”

Remaining Non-Core Operations to Be Sold

Huttig also announced that it has signed a definitive agreement to sell its four remaining one-step operations in Tennessee and Alabama in a transaction expected to close in the current quarter. Huttig sold its other one-step operations in Merriam, KS and Baltimore, MD in August and

December, respectively. As a result, all of Huttig’s one-step operations, as well as American Pine Products, which was sold in August, will be classified as discontinued operations for fiscal years 2003 and 2004. “With these sales, we will have achieved our strategy to divest all non-core operations,” said Mr. Lupo. “We will now be 100% focused on growing our two-step distribution of millwork, building materials and wood products.”

2004 Guidance Update

The Company currently anticipates that net income for the year ended December 31, 2004 will be $0.85 to $0.87 per diluted share compared to its previously announced guidance of $0.90 to $1.00. Both estimates include gains on sale of approximately $0.14 per diluted share related to the sales of two facilities in 2004 and include the results of operations for the four remaining one-step facilities that the Company has agreed to sell in early 2005. This compares to net income for the year ended December 31, 2003 of $0.13 per diluted share, which included net income from gains on sale of $0.04 per diluted share. The estimates and results for the years ended December 31, 2004 and 2003 exclude the results of American Pine Products and the one-step operations in Merriam, KS and Baltimore, MD that were treated as discontinued operations effective with the third quarter of 2004.

“Our fourth quarter was impacted by a longer than anticipated recovery from last September’s hurricanes in the Southeast and Mid-Atlantic regions and price declines in certain wood products, which affected gross profit margins. By the end of the year, sales had begun rebounding in the affected regions and we sold through the lower margin inventory. January sales and gross profit are off to a good start,” Mr. Lupo said. “Based on our overall progress in 2004, along with the acquisition of Texas Wholesale, we look forward to outlining our 2005 plan for continued growth when we report full year-end results.”

About Huttig

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Huttig’s products are distributed through 44 distribution centers (excluding the four one-step branches that will be sold) serving 47 states and are sold primarily to building materials dealers, national buying groups, home centers and industrial users including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact: Thomas McHugh, Chief Financial Officer, Huttig, 314-216-2600 or tmchugh@huttig.com.